Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-163248
September 27, 2011

Pricing Supplement No. 2, Dated September 27, 2011
(to Prospectus dated March 16, 2010, as supplemented by Prospectus Supplement dated March 16, 2010)

Central Hudson Gas & Electric Corporation
Medium-Term Notes, Series G
Total Principal Amount Offered: $33,400,000
$23,400,000 3.378% due April 1, 2022
$10,000,000 4.707% due April 1, 2042

Notes:	3.378% due April 1, 2022	4.707% due April 1, 2042
Issue Price:	100%
Settlement Date (Original Issue Date):	September 30, 2011
Maturity Date (Stated Maturity):	April 1, 2022	April 1, 2042
Type of Note:	☒ Fixed Rate Note ☐ Zero Coupon Note
Form:	☒ Book-Entry ☐ Definitive Certificates
Authorized Denominations:	$1,000 and integral multiples thereof
CUSIP No.:	15361GAY1	15361GBA2
Interest Rate:	3.378% per annum	4.707% per annum
Interest Payment Dates:	April 1 and October 1, and at maturity
Record Dates:	March 15 and September 15
Initial Interest Payment Date:	April 1, 2012
Redemption Terms (at option of the Issuer):	☒ Not redeemable prior to Stated Maturity ☐ Redeemable in accordance with the following terms

Repayment Terms (at option of the holder):	☒ Not repayable prior to Stated Maturity ☐ Repayable in accordance with the following terms:
Sinking Fund Provisions:	☒ None ☐ Applicable in accordance with the following terms:
Agents and Principal Amounts Placed:	J.P. Morgan Securities LLC $7,800,000 KeyBanc Capital Markets Inc. $7,800,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $7,800,000	J.P. Morgan Securities LLC $3,334,000 KeyBanc Capital Markets Inc. $3,333,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $3,333,000
Agents’ Capacity:	☒ As Agents J.P. Morgan Securities LLC KeyBanc Capital Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated ☐As Principal
Issue Price:	The Notes are being offered at the Issue Price set forth above.
Agents’ Commission (based on principal amounts placed):	J.P. Morgan Securities LLC $48,750 KeyBanc Capital Markets Inc. $48,750 Merrill Lynch, Pierce, Fenner & Smith Incorporated $48,750	J.P. Morgan Securities LLC $25,000 KeyBanc Capital Markets Inc. $25,000 Merrill Lynch, Pierce, Fenner & Smith Incorporated $25,000
Net Proceeds to Issuer (before expenses):	$33,178,750
Use of Proceeds:
The net proceeds of the sale of the Notes will be used by the Issuer to redeem the Pollution Control Refunding Revenue Bonds (Central Hudson Gas & Electric Corporation Project), 1999 Series A previously issued by the New York State Energy Research and Development Authority in the aggregate principal amount of $33,400,000 currently outstanding in the same principal amount.  Such bonds mature on August 1, 2027 and have an interest rate that is fixed to maturity at 5.45% per annum.

Additional Terms:	None

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.